EXHIBIT 1.1

                VAN KAMPEN AMERICAN CAPITAL INSURED INCOME TRUST
                                    SERIES 71
                                 TRUST AGREEMENT

                                                           Dated: March 20, 1998

         This Trust Agreement between Van Kampen American Capital Distributors, Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Van Kampen Merritt Insured Income Trust, Series 1 and Subsequent Series, Effective: April 3, 1990" (herein called the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee and the Evaluator agree as follows:

                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II
                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

                   (a) The Bonds defined in Section 1.01(4), listed in Schedule A hereto, have been deposited in trust under this Trust Agreement.

                   (b) The fractional undivided interest in and ownership of the
         Trust Fund represented by each Unit is the amount set forth under "Summary of Essential Financial Information--Fractional Undivided Interest in the Fund per Unit" in the Prospectus.

                   (c) The First General Record Date and the amount of the second distribution of funds from the Interest Account shall be the record date for the Interest Account and the amount set forth under "Distribution Options" on page 2 of the Prospectus.

                   (d) The First Settlement Date shall be the date set forth under "Summary of Essential Financial Information--First Settlement Date" in the Prospectus.

                   (e) The Evaluation time has been changed from 3:00 P.M. Eastern time to 4:00 P.M. Eastern time.

                      (f) Sections 8.02(d) and 8.02(e) of the Standard Terms and
                  Conditions of Trust are hereby stricken and replaced by the following:


                           (d) distribution to each Certificateholder of such Trust such holder's pro rata share of the balance of the Interest Account of such Trust;

                           (e) distribute to each Certificateholder of such Trust such holder's pro rata share of the balance of the Principal Account of such Trust; and

                            (g) Section 1.01(11) of the Standard Terms and
                  Conditions of Trust are hereby stricken and replaced by the following:

                           (11) "Insurer" shall mean AMBAC Assurance Corporation, and/or Capital Markets Assurance Corporation, their respective successors and assigns, each having its principal office in New York, New York, one or both of which have issued the contract or policy of insurance obtained by the Trust Fund protecting the Trust Fund and the Certificateholders thereof against nonpayment when due of the principal of and interest on certain of the Bonds (except for Pre-Insured Bonds) held by the Trustee as part of the Fund.

                   (h) All references to "Van Kampen Merritt Insured Income Trust," "Van Kampen Merritt Inc." and "Van Kampen Merritt Investment Advisory Corp." in the Standard Terms and Conditions of Trust are hereby stricken and replaced with "Van Kampen American Capital Insured Income Trust," "Van Kampen American Capital Distributors, Inc." and "Van Kampen American Capital Investment Advisory Corp.," respectively.

                   (i) The  Trustee's  annual  compensation  as set forth  under
         Section 6.04, under each distribution plan shall be that amount as specified in the Prospectus under the section entitled "Per Unit Information" for each Trust and will include a fee to induce the Trustee to advance funds to meet scheduled distributions.

                   (j) The term "Record Date" shall mean the "Record and Computation Dates" set forth under "Per Unit Information" for each Trust in the Prospectus. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, all distributions to Certificateholders shall be computed as of the related Record Date as that term is defined in the previous sentence.

                   (k) The term "Distribution Date" shall mean the "Distribution Dates" set forth under "Per Unit Information" for each Trust in the Prospectus. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, all distributions to Certificateholders shall be made as of the related Distribution Date as that term is defined in the previous sentence.

         IN WITNESS WHEREOF, Van Kampen American Capital Distributors, Inc. has caused this Trust Agreement to be executed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereto affixed and attested by its Secretary or one of its Vice Presidents or Assistant
Secretaries, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., has caused this Trust Indenture and Agreement to be executed by its President or one of its Vice Presidents and its corporate seal to be hereto affixed and attested to by its Secretary, its Assistant Secretary or one of its Assistant Vice Presidents and The Bank of New York, has caused this Trust Agreement to be executed by one of its Vice Presidents and its corporate seal to be hereto affixed and attested to by one of its Assistant Treasurers; all as of the day, month and year first above written.

                           VAN KAMPEN AMERICAN CAPITAL
                               DISTRIBUTORS, INC.

                                By JAMES J. BOYNE
                    Vice President, Associate General Counsel
                             and Assistant Secretary
(SEAL)
Attest:

By        CATHY NAPOLI
             Assistant Secretary

     AMERICAN PORTFOLIO EVALUATION SERVICE, a division of Van Kampen American Capital Investment Advisory Corp.

                             By DENNIS J. MCDONNELL
                                    President
(SEAL)
Attest:

By        JAMES J. BOYNE
              Assistant Secretary
                              THE BANK OF NEW YORK

                               By JEFFREY BIESELIN
                                 Vice President
(SEAL)
Attest:

By     JEFFREY COHEN
           Assistant Treasurer

                          SCHEDULE A TO TRUST AGREEMENT
                         SECURITIES INITIALLY DEPOSITED

                                       IN

                VAN KAMPEN AMERICAN CAPITAL INSURED INCOME TRUST,
                                    SERIES 71

(Note: Incorporated herein and made a part hereof is the "Portfolio" as set forth in the Prospectus.)